Exhibit 99.1

QUARTER ENDED JUNE 30, 2014 Second Quarter Overview As of June 30, 2014 SUMMARY Improved performance of the portfolio and two key investments Continued to execute the Company’s strategic plan Preserved capital Focused on disposition of selected assets The Lodge & Spa at Cordillera in Edwards, Colorado Behringer Harvard Opportunity REIT I, Inc. (the Company) holds a portfolio of nine investments including: two hospitality properties in St. Louis, Missouri and near Vail, Colorado; a mixed-use property in Frisco, Texas; a mezzanine loan on a multifamily property in Henderson, Nevada; an interest in 22 retail and light industrial assets in Central Europe; three office properties in Texas; and an undeveloped resort project in the Commonwealth of the Bahamas. As we work to complete the disposition phase of the Company’s operations, we are pursuing four primary objectives to: • Sell selected assets as attractive opportunities arise • Increase cash flow • Strengthen the company’s balance sheet • Invest in key strategic assets I Portfolio Updates We are pleased that aggressive asset management has contributed to improving performance of the following two assets: CHASE PARK PLAZA ST. LOUIS, MISSOURI The year-over-year performance metrics at Chase Park Plaza Hotel have improved. The year-over-year occupancy rate is up nine percentage points and net operating income has improved 47 percentage points year-over-year. We are working to further improve performance. We expect that cash flow will increase over time, and that is the reason we have continued to hold and invest in this asset. On August 11, we refinanced the debt secured by Chase Park Plaza Hotel with a new loan from a new lender with an interest rate that is more than two percentage points lower than the previous financing. The proceeds of the new loan, which matures in August 2017, will be used to retire the previous debt on the hotel and to fund capital improvements to the hotel lobby and guest rooms, as well as an expansion of the hotel’s retail space. Remaining proceeds will provide us with the flexibility to fund other operational enhancements or capital improvement projects. FRISCO SQUARE FRISCO, TEXAS On June 13, 2014, we completed the sale of a land parcel of 1.62 acres that will become the site of a new office building. The purchase price paid by an unrelated third party was approximately $1.8 million, and we recorded a $0.5 million gain on the sale of this real estate. In mid-August, after the close of the second quarter, we formed a joint venture to develop The Ablon at Frisco Square, a 275-unit luxury multifamily community to be developed by PegasusAblon, the joint venture’s general partner. It is expected to be ready for first occupancy in the first quarter of 2016. The operational performance of our holdings at Frisco Square continues to improve, and rental and occupancy rates are generally strong. At the end of the second quarter, the office portfolio at Frisco Square was 91% leased; retail space was 87% leased; and the multifamily space was 92% leased. Multifamily effective in-place rent is 3.5% higher year-over-year, and the last 20 leases were at rates 2.5% higher year-over-year.

I

QUARTER ENDED JUNE 30, 2014

BEHRINGERHARVARD
OPPORTUNITY REIT I, INC.

Stable Cash Flow from Two Office Properties



Northborough Tower in Houston, Texas

NORTHPOINT CENTRAL AND NORTHBOROUGH TOWER

Both Northborough Tower and Northpoint Central, located in the Greenspoint submarket of Houston, are currently well-leased. Northborough Tower is 100% occupied by a single tenant and Northpoint Central is 97% occupied by multiple tenants. Although both properties are currently performing well and generating significant positive cash flow, we have concerns about the health of this submarket due to the Exxon relocation. We are evaluating options to strengthen rent rolls at both properties and position them for disposition.

Potential Dispositions

CENTRAL EUROPE PORTFOLIO

We have an ownership interest in a joint venture consisting of 22 properties located in the Czech Republic, Poland, Hungary, and Slovakia. Overall portfolio occupancy is 93% and net operating income is positive. Net cash flow is being used to deleverage the portfolio.

THE LODGE & SPA AT CORDILLERA

We are currently in negotiations to sell this asset and hope to complete the sale by year-end.

PORTFOLIO SUMMARY

As of June 30, 2014

- Central Europe portfolio investment–22 retail and light industrial properties*
- 3 office properties
- 2 hospitality properties
- 1 mixed-use property
- 1 mezzanine loan for a multifamily development
- 1 undeveloped resort project

*One of our Central Europe portfolio properties was sold after the close of the second quarter.



Northpoint Central in Houston, Texas

Financial Review

We continue to focus on reducing the Company's operating costs and increasing revenue to improve cash flow. Funds From Operations (FFO) was $0.4 million during the six months ending June 30, 2014 as compared to $(1.8) million for the same period the previous year. Cash used in operating activities of our consolidated assets improved $2.5 million year-over-year, due primarily to improved operations.

We continue to closely manage our balance sheet with the goal of maintaining sufficient cash for operating flexibility. As of June 30, 2014, we had total cash of $38.9 million; $6.4 million of that total was restricted cash reserved for capital improvements, taxes and insurance.

The Company's notes payable and total liabilities remained stable, as of June 30, 2014, at $138.3 million and $163.7 million, respectively.

All statistics quoted in the summary above are as of June 30, 2014, unless stated otherwise.

†For a reconciliation of Funds From Operations to Net Income, see chart "Reconciliation of FFO to Net Loss" on page three.

Cash Position

(in millions)	June 30, 2014	Dec. 31, 2013
Cash and cash equivalents	$32.5	$36.8
Restricted cash	$6.4	$4.9
Total	**$38.9**	**$41.7**

Debt

(in millions)	June 30, 2014	Dec. 31, 2013
Total notes payable	$138.3	$138.1
Total liabilities	$163.7	$162.8

Q2 YTD Operations

(in millions)	June 30, 2014	June 30, 2013
Funds from operations†	$0.4	$(1.8)
Cash flow used in operating activites	$(1.1)	$(3.6)

2

QUARTER ENDED JUNE 30, 2014

BEHRINGERHARVARD
OPPORTUNITY REIT I, INC.

I

Conclusion

We continue to execute our strategic plan to preserve and enhance value in the portfolio and maintain the stability of the balance sheet.

We routinely evaluate market conditions with an eye toward potential exit options that may include an orderly and incremental liquidation of our assets or other liquidation opportunities. We continue to believe that this approach will result in a more favorable outcome for shareholders, as opposed to selling the Company's entire portfolio of assets in the near-term.

Financial Highlights

(in thousands, except per share data)	*3 mos. ended June 30, 2014*	*3 mos. ended June 30, 2013*	*6 mos. ended June 30, 2014*	*6 mos. ended June 30, 2013*
FFO	$ 1,002	$ 1,123	$ 362	$ (1,752)
FFO per share	$ 0.02	$ 0.02	$ 0.01	$ (0.03)
Distributions declared	$ –	$ –	$ –	$ –
Distributions per share	$ –	$ –	$ –	$ –
(in thousands)	*As of Jun. 30, 2014*	*As of Dec. 31, 2013*		
Total assets	$ 316,215	$ 322,120		
Total liabilities	$ 163,668	$ 162,750		

Reconciliation of FFO to Net Loss

(in thousands, except per share amounts)	*3 mos. ended Jun. 30, 2014*	*3 mos. ended Jun. 30, 2013*	*6 mos. ended June 30, 2014*	*6 mos. ended June 30, 2013*
Net loss	$ (2,327)	$ (2,506)	$ (6,500)	$ (9,595)
Adjustments for[1]:				
Impairment charge[2]	–	–	–	244
Real estate depreciation and amortization[3]	3,805	3,724	7,338	7,694
Gain on sale of real estate	(476)	(95)	(476)	(95)
FFO[4]	$ 1,002	$ 1,123	$ 362	$ (1,752)
GAAP weighted average shares: Basic and diluted	56,500	56,500	56,500	56,500
FFO per share	$ 0.02	$ 0.02	$ 0.01	$ (0.03)
Net loss per share	$ (0.04)	$ (0.05)	$ (0.11)	$ (0.17)

[1] Reflects the adjustments for continuing operations, as well as discontinued operations.
[2] Includes impairment of our investments in unconsolidated entities which resulted from a measurable decrease in the fair value of the depreciable real estate held by the joint venture or partnership.
[3] Real estate depreciation and amortization includes our consolidated real estate depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we acccount for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partners' share of the real estate depreciation and amortization.
[4] Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains or (losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor are they either indicative of funds available to meet our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our second quarter Form 10-Q on file with the SEC.

THIRD QUARTER UPDATE CALL

THURSDAY
NOV.
20

We hope you will join us for the third quarter call on Thursday, November 20, 2014 at 1:00 pm Central Time.

We will send further details about this call in your next quarterly statement.



The Chase Park Plaza Hotel in St. Louis, Missouri

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Published 09/14 © 2014 Behringer 2484-1 OP1 Q2 Report 2014 I 4 FORWARD-LOOKING STATEMENTS This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT I, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. 15601 Dallas Parkway, Suite 600 Addison, TX 75001 866.655.3600 behringerinvestments.com